Exhibit 99.1 Press Release dated January 20, 2011
FOR IMMEDIATE RELEASE                                                   FOR MORE INFORMATION:
January 20, 2011                                                                          Todd Kanipe
                                             Chief Executive Officer
                                                                                                        (270) 393-0700

Citizens First Corporation Announces Fourth Quarter 2010 and Year End Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported results for the fourth quarter and year ending December 31, 2010, which include the following:

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For the quarter ended December 31, 2010, the Company reported net income of $733,000, or $.23 per diluted common share.  This represents an increase of $75,000, or $.03 per share, from the linked quarter ended September 30, 2010.  Compared to the quarter ended December 31 a year ago, net income increased $1.3 million or $.65 per share.

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For the twelve months ended December 31, 2010, the Company reported net income of $2.5 million, or $.75 per diluted common share.  This represents an increase of $4.1 million, or $2.09 per share, from the net loss of ($1.6) million in the previous year.

•
Net interest income for the quarter ended December 31, 2010 increased $59,000, or 1.8%, from the linked quarter.  Net interest income increased due to lower interest expense on deposits and borrowings for the fourth quarter.

•
Net interest income for the twelve months ended December 31, 2010 increased $1.5 million, or 13.5%, compared to the previous year.  Net interest income increased as a result of lower interest expense of $1.3 million as maturing deposits and borrowings were repriced at lower rates.

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The Company’s net interest margin was 4.13% for the quarter ended December 31, 2010 compared to 4.06% for the quarter ended September 30, 2010 and 3.83% for the quarter ended December 31, 2009, an increase of 7 basis points for the linked quarter and an increase of 30 basis points from the prior year.  The Company’s net interest margin remains strong due to a decline in the cost of average interest bearing liabilities, which fell to 1.68% in the fourth quarter of 2010 compared to 1.83% in the third quarter of 2010 and 2.11% in the fourth quarter of 2009.  The yield on average earning assets declined from the linked quarter and the prior year, totaling 5.56% in the fourth quarter of 2010 compared to 5.64% in the third quarter of 2010 and 5.65% in the fourth quarter of 2009, respectively.

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Provision for loan losses for the quarter ended December 31, 2010 was $350,000, a decrease of $25,000 from the linked quarter and a decrease of $897,000 from the previous year.  Provision expense for the twelve month period ended December 31, 2010 was $1.6 million, a decrease of $3.2 million from the provision expense of $4.7 million for the previous year.  Net charge-offs were $188,000 for the quarter ended

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December 31, 2010 compared to net recoveries of $7,000 for the third quarter of 2010 and $1.0 million for the fourth quarter of 2009. The allowance for loan losses as a percentage of loans has grown to 1.86% as of December 31, 2010 from 1.83% in the third quarter and 1.51% in the fourth quarter of 2009, as the risk of increased problem loans continues under current economic conditions.

•	The efficiency ratio improved to 65.19% for the fourth quarter of 2010 compared to 91.82% for the fourth quarter of 2009, as a result of increasing net interest income and reducing operating expenses.

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Total deposits increased to $288.7 million at December 31, 2010 compared to $288.5 million at December 31, 2009, while total loans increased to $268.3 million at December 31, 2010 compared to $263.9 million at December 31, 2009.

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Nonperforming assets increased slightly, totaling $2.6 million at December 31, 2010 compared to $2.4 million at December 31, 2009, which represents an increase of $247,000 or 10.4%.  Included in nonperforming assets is other real estate, which represents properties acquired through foreclosure, totaling $1.4 million and nonperforming loans of $1.2 million at December 31, 2010.  Our nonperforming assets remain at relatively low levels compared to the banking industry as a whole. However, we continue to monitor our loan portfolio for borrowers who might be at risk of suffering adverse financial conditions impacting their ability to perform on their loan.  Management believes that the prolonged weak economic conditions could place additional pressure on credit quality.

Fourth Quarter 2010 Compared to Third Quarter 2010

Net interest income for the quarter ended December 31, 2010 increased $59,000, or 1.8%, compared to the previous quarter.  Net interest income increased due to a reduction in interest expense of $111,000 which was greater than the decrease in interest income of $52,000.

Non-interest income for the three months ended December 31, 2010 decreased $22,000, or 2.7%, compared to the previous quarter, primarily due to a decrease in services charges on deposit accounts of $59,000.

Non-interest expense for the three months ended December 31, 2010 decreased $47,000, or 1.7%, compared to the previous quarter, primarily due to a decrease in other real estate expenses of $58,000.

A $350,000 provision for loan losses was recorded for the fourth quarter of 2010, compared to a $375,000 provision in the previous quarter.  Net charge-offs were $188,000 for the fourth quarter of 2010 compared to net recoveries of $7,000 in the third quarter of 2010.  The allowance for loan losses increased as a percentage of loans from 1.83% in the third quarter to 1.86% in the fourth quarter.

Fourth Quarter 2010 Compared to Fourth Quarter 2009

Net interest income for the quarter ended December 31, 2010 increased $305,000, or 10.5%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $279,000 combined with an increase in interest income of $26,000.

Non-interest income for the three months ended December 31, 2010 increased $106,000, or 16.3%, compared to the three months ended December 31, 2009, primarily due to an increase in gains on held-for-sale loans of $60,000 from the prior year.

Non-interest expense for the three months ended December 31, 2010 decreased $708,000, or 21.0%, compared to the three months ended December 31, 2009, primarily due to a reduction in occupancy expenses totaling $159,000 and professional fees totaling $332,000.  Occupancy expenses declined as a result of the closing of two branches in January, 2010.  During the fourth quarter of 2009, expenses incurred related to the unsuccessful hostile tender offer by Porter Bancorp totaled $351,000.

A $350,000 provision for loan losses was recorded for the fourth quarter of 2010, compared to a $1.2 million provision in the fourth quarter of 2009, a decrease of $897,000 or 71.9%.  Net charge-offs were $188,000 for the fourth quarter of 2010 compared to net charge-offs of $1.0 million in the fourth quarter of 2009. Net charge-offs as a percent of average loans were 0.07% for the fourth quarter of 2010, compared to 0.39% for the fourth quarter of 2009.

Balance Sheet

Total assets at December 31, 2010 were $349.7 million, up $5.5 million, or 1.6%, from $344.2 million at December 31, 2009.  Loans increased $4.4 million, or 1.7%, from $263.9 million at December 31, 2009 to $268.3 million at December 31, 2010.  Deposits at December 31, 2010 were $288.7 million, an increase of $220,000, or 0.1%, compared to $288.5 million at December 31, 2009.

Non-performing assets totaled $2.6 million at December 31, 2010 compared to $2.4 million at December 31, 2009, an increase of $247,000.  Non-performing loans increased $33,000 during the year while other real estate owned increased $214,000.  Non-performing assets to total assets ratio was 0.75% and 0.69% at December 31, 2010 and December 31, 2009, respectively.  The allowance for loan losses at December 31, 2010 was $5.0 million, or 1.86% of total loans, compared to $4.0 million, or 1.51% of total loans as of December 31, 2009.

At December 31, 2010, total shareholders’ equity was $38.3 million and total tangible shareholders’ equity was $34.7 million.  The Company’s tangible equity ratio was 10.02% as of December 31, 2010.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2010	2010	2010	2010	2009
Interest income	$4,372	$4,424	$4,455	$4,333	$4,346
Interest expense	1,149	1,260	1,327	1,337	1,428
Net interest income	3,223	3,164	3,128	2,996	2,918
Provision for loan losses	350	375	450	400	1,247
Net interest income after provision for loan losses	2,873	2,789	2,678	2,596	1,671
Non-interest income	759	781	744	590	653
Non-interest expense	2,658	2,705	2,627	2,542	3,366
Income (loss) before income taxes	974	865	795	644	(1,042)
Provision (benefit) for income taxes	241	207	178	113	(462)
Net income (loss)	733	658	617	531	(580)
Preferred dividends and discount accretion	257	257	256	254	256
Net income (loss) available for common shareholders	$476	$401	$361	$277	($ 836)
Basic earnings (loss) per common share	$0.25	$0.21	$0.18	$0.14	($0.42)
Diluted earnings (loss) per common share	$0.23	$0.20	$0.18	$0.14	($0.42)

Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2010	2010	2010	2010	2009
Average assets	$349,671	$350,302	$349,508	$343,667	$344,291
Return on average assets	0.83%	0.75%	0.71%	0.63%	(0.67%)
Return on average equity	7.49%	6.84%	6.55%	5.77%	(6.09%)
Efficiency ratio	65.19%	66.97%	66.22%	69.06%	91.82%
Non-interest income to average assets	0.86%	0.88%	0.85%	0.70%	0.75%
Non-interest expenses to average assets	(3.02%)	(3.06%)	(3.01%)	(3.00%)	(3.88%)
Yield on average earning assets (tax equivalent)	5.56%	5.64%	5.76%	5.78%	5.65%
Cost of average interest bearing liabilities	1.68%	1.83%	1.95%	2.01%	2.11%
Net interest margin (tax equivalent)	4.13%	4.06%	4.08%	4.04%	3.83%
Number of full time equivalent employees	89	86	91	89	88

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
Twelve Months Ended
	December 31	December 31
	2010	2009
Interest income	$17,584	$17,432
Interest expense	5,073	6,413
Net interest income	12,511	11,019
Provision for loan losses	1,575	4,747
Net interest income after provision for loan losses	10,936	6,272
Non-interest income	2,874	3,002
Non-interest expense	10,532	12,347
Income before income taxes	3,278	(3,073)
Provision (benefit) for income taxes	739	(1,449)
Net income (loss)	2,539	(1,624)
Preferred dividends and discount accretion	1,024	1,021
Net income (loss) available for common shareholders	$1,515	($2,645)
Basic earnings (loss) per common share	$0.77	($1.34)
Diluted earnings (loss) per common share	$0.75	($1.34)

	December 31	December 31
	2010	2009

Average assets	$348,309	$347,062
Return on average assets	0.73%	(0.46)%
Return on average equity	6.66%	(4.05)%
Efficiency ratio	64.59%	87.90%
Non-interest income to average assets	0.83%	0.86%
Non-interest expenses to average assets	(3.02)%	(3.56)%
Yield on average earning assets (tax equivalent)	5.68%	5.68%
Cost of average interest bearing liabilities	2.18%	2.37%
Net interest margin (tax equivalent)	4.08%	3.63%
Number of full time equivalent employees	89	88

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	December 31,	September 30,	December 31,
	2010	2010	2009
Cash and cash equivalents	$14,811	$11,693	$ 9,756
Available for sale securities	39,531	40,513	41,059
Loans held for sale	151	844	295
Loans	268,303	264,283	263,922
Allowance for loan losses	(5,001)	(4,839)	(3,988)
Intangible assets	3,604	3,670	3,868
Other assets	28,332	28,279	29,319
Total assets	$349,731	$344,443	$344,231

Deposits	$288,740	$289,316	$288,520
Securities sold under repurchase agreements	712	786	800
FHLB advances	15,000	8,500	11,500
Other borrowings	5,000	5,000	5,000
Other liabilities	1,970	2,221	1,553
Total liabilities	311,422	305,823	307,373
Preferred stock	16,245	16,230	16,182
Common stock	27,072	27,072	27,072
Retained deficit	(4,357)	(4,833)	(5,873)
Accumulated other comprehensive income (loss)	(651)	151	(523)
Total shareholders’ equity	38,309	38,620	36,858
Total liabilities and shareholders’ equity	$349,731	$344,443	$344,231

	December 31, 2010	September 30, 2010	December 31, 2009
Asset Quality Ratios:
Non-performing loans to total loans	0.47%	0.45%	0.47%
Non-performing assets to total assets	0.75%	0.72%	0.69%
Allowance for loan losses to total loans	1.86%	1.83%	1.51%
Net charge-offs to average loans, by quarter	0.07%	(0.002%)	0.39%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	December 31, 2010	September 30, 2010	December 31, 2009
Capital Ratios:
Tier 1 leverage	10.98%	10.81%	10.52%
Tier 1 risk-based capital	13.31%	13.30%	12.54%
Total risk based capital	14.57%	14.56%	13.79%
Tangible equity to tangible assets ratio (1)	10.02%	10.26%	9.69%
Book value per common share	$11.21	$11.37	$10.50
Tangible book value per common share (1)	$9.37	$9.51	$8.53
Shares outstanding (in thousands)	1,969	1,969	1,969
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(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	December 31, 2010	September 30, 2010	December 31, 2009

Total shareholders’ equity (a)	$38,309	$38,620	$36,858
Less:
Preferred stock	(16,245)	(16,230)	(16,182)
Common equity (b)	22,064	22,390	20,676
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(1,029)	(1,095)	(1,293)
Tangible common equity (c)	18,460	18,720	16,808
Add:
Preferred stock	16,245	16,230	16,182
Tangible equity (d)	$34,705	$34,950	$32,990

Total assets (e)	$349,890	$344,443	$344,231
Less:
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(1,029)	(1,095)	(1,293)
Tangible assets (f)	$346,286	$340,773	$340,363
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$11.21	$11.37	$10.50
Tangible book value per common share (c/g)	$9.37	$9.51	$8.53

Total shareholders’ equity to total assets ratio (a/e)	10.95%	11.21%	10.71%
Tangible equity ratio (d/f)	10.02%	10.26%	9.69%

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